Calculation of Filing Fee Tables
S-8
SUPERNUS PHARMACEUTICALS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per Share ("Common Stock")	Other	4,000,000	$ 44.10	$ 176,400,000.00	0.0001381	$ 24,360.84
Total Offering Amounts:						$ 176,400,000.00		$ 24,360.84
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 24,360.84
Offering Note
[1]	(1a) Fee calculated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"). (1b) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock, of Supernus Pharmaceuticals, Inc. (the "Registrant"), as may be issued by reason of a stock dividend, recapitalization, stock split, or combination or exchange of shares or similar transactions. (1c) Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the Maximum Aggregate Offering Price and the Amount of Registration Fee based upon the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ Global Market on June 18, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources